EX-99.23(d)(185)

Amendment
to
Investment Sub-Advisory Agreement
Between
Jackson national Asset Management, LLC
and
Capital Guardian Trust Company

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Capital Guardian Trust Company, a California corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of December 3, 2007 (as amended, the “Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the JNL Series Trust; and

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses; and

Whereas, the Adviser has replaced Capital Guardian Trust Company as Sub-Adviser to the JNL/Capital Guardian International Small Cap Fund (“Fund”); and

Whereas, in order to reflect the above-referenced replacement, Schedule A and Schedule B must be amended to remove the Fund from the Agreement.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated May 1, 2010, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated May 1, 2010, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 1st day of May, 2010.

Jackson National Asset Management, LLC	Capital Guardian Trust Company
By: /s/ Mark D. Nerud	By: /s/ Darin Y. Kita
Name: Mark D. Nerud	Name: Darin Y. Kita
Title: President	Title: Vice President

Schedule A
Dated May 1, 2010
(Funds)

JNL/Capital Guardian U.S. Growth Equity Fund
JNL/Capital Guardian Global Diversified Research Fund
JNL/Capital Guardian Global Balanced Fund

Schedule B
Dated May 1, 2010
 (Compensation)

JNL/Capital Guardian U.S. Growth Equity Fund
Average Daily Net Assets	Annual Rate
$0 to $100 Million:	.40%
$100 to $600 Million:	.34%
Over $600 Million:	.32%

JNL/Capital Guardian Global Diversified Research Fund
Average Daily Net Assets	Annual Rate
$0 to $125 Million:	.60%
$125 to $250 Million:	.50%
$250 to $400 Million:	.45%
Over $400 Million:	.40%

JNL/Capital Guardian Global Balanced Fund
Average Daily Net Assets	Annual Rate
$0 to $600 Million:	.50%
Over $600 Million:	.475%